Exhibit 99.1

                      Gentex Reports Third Quarter Results

    ZEELAND, Mich., Oct. 19 /PRNewswire-FirstCall/ -- Gentex Corporation (Nasdaq: GNTX), the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported financial results for the third quarter and nine months ended September 30, 2004.

    The Company reported a seven percent increase in revenues to a third-quarter record of $120.5 million for the quarter ended September 30, 2004. Third quarter net income declined by two percent to $25.2 million compared with $25.7 million in the third quarter last year. Earnings per diluted share were 32 cents in the third quarter of 2004 compared with 33 cents in the same quarter last year.

    For the first nine months of 2004, the Company reported a 10 percent increase in revenues to a record $379.4 million. Net income increased by eight percent to $84.0 million for the first nine months of 2004 compared with the same period last year. Earnings per diluted share were $1.07 for the first nine months of 2004 compared with $1.01 for the first nine months of 2003.

    "We had a very challenging third quarter," said Gentex Executive Vice President Garth Deur. "While we reported an 11 percent increase in auto-dimming mirror unit shipments, start-up costs associated with new manufacturing initiatives, as well as normally scheduled model year price reductions made during the quarter, put downward pressure on our gross margin.

    "During the third quarter, we introduced extensive new manufacturing improvements in each of our three automotive production facilities," said Deur. "And while we have always introduced new processes at the beginning of the model year, these involved a larger number of changes and more automation than usual. Our goal is that the improvements will produce a greater long-term payoff."

    Deur said that the Company has seen consistent improvement in manufacturing yields from the new processes throughout the third quarter, and expects that they will continue to improve in the fourth quarter and beyond.

    The Company continues to make progress in the development of SmartBeam(TM), the intelligent high-beam headlamp control system developed by the Company, and is making production shipments for the 2005 model year Jeep Grand Cherokee and Cadillac STS. Deur stated that the Company has been working under a letter of intent with a major European automaker to develop SmartBeam for a number of vehicle platforms that are expected to begin shipping in calendar 2006. The Company recently received a production purchase order for that business. A third North American program that was expected to be implemented in the mid 2005 model year has been postponed until the 2006 model year due to customer implementation issues.

    Deur said that he believes the Company will show mirror unit shipment growth in the fourth quarter of approximately five to ten percent compared with the fourth quarter of 2003. This revised estimate reflects lower actual shipments to date, as well as lower expected unit shipments for the duration of the quarter, to certain of the Company's customers in Western Europe and North America.

    The Company currently utilizes the light vehicle production forecasting services of J.D. Power and Associates, and its current forecasts for light vehicle production for calendar 2004 are approximately 15.9 million units for North America and 16.3 million for Western Europe. For the fourth quarter of 2004, J.D. Power is forecasting light vehicle production of 4.0 million units in North America and 4.1 million units in Western Europe.

    Automotive revenues increased by seven percent to $114.5 million in the third quarter and by 10 percent to $362.1 million for the first nine months of 2004 compared with the same periods last year. Fire Protection revenues were up one percent to $5.9 million for the third quarter of 2004, and increased by two percent to $17.3 million for the first nine months of 2004 compared with the same prior year period.

    Auto-dimming mirror unit shipments to customers in North America declined by one percent in the third quarter and increased by five percent for the first nine months of 2004 compared with the same 2003 periods. North American light vehicle production declined by two percent in the third quarter and was flat for the first nine months of calendar 2004 compared with the same periods last year.

    Unit shipments to offshore customers increased by 26 percent in the third quarter and 29 percent for the first nine months of 2004, compared with the same periods last year. The higher growth in offshore unit shipments is primarily attributable to increased vehicle penetration in the European and Asia-Pacific regions. Light vehicle production in Western Europe was flat in the third quarter of 2004 compared with 2003, and increased by one percent for the first nine months of 2004 compared with the same periods last year.

    Total auto-dimming mirror unit shipments in the third quarter were approximately 2.8 million, an 11 percent increase over the same period last year. For the first nine months of 2004, total unit shipments reached a record 8.7 million, a 16 percent increase over the first nine months of 2003.

    Certain matters discussed in this news release, including the ability to take advantage of manufacturing improvements, unit shipment growth rates and the impact of new products, are forward-looking statements which involve certain risks and uncertainties, and are subject to change based on various market, industry and other important factors. The Company cautions investors that numerous factors (some of which are outlined in the Company's Form 10-K filed with the Securities and Exchange Commission and other interim reports) and future events may affect the Company's actual results, and may cause those results to differ materially from those expressed in this news release. Furthermore, Gentex undertakes no obligation to update, amend, or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

    A conference call related to this news release will be simulcast live on the Internet beginning at 1:30 p.m. Eastern Daylight Saving Time today. To access that call, go to http://www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

    Founded in 1974, Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and more than 95 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.




                     GENTEX CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                     (unaudited)
                                                  Three Months Ended
                                                      September 30,
                                                 2004              2003

    Net Sales                              $120,456,707      $112,878,954

    Costs and Expenses
      Cost of Goods Sold                     72,754,752        65,793,563
      Engineering, Research & Development     7,758,575         6,944,138
      Selling, General & Administrative       6,550,287         5,693,743
      Other Expense (Income)                 (3,431,740)       (3,597,615)

    Total Costs and Expenses                 83,631,874        74,833,829

    Income Before Provision
     for Income Taxes                        36,824,833        38,045,125

    Provision for Income Taxes               11,600,000        12,364,000

    Net Income                              $25,224,833       $25,681,125

    Earnings Per Share
      Basic                                       $0.33             $0.34
      Diluted                                     $0.32             $0.33
    Weighted Average Shares:
      Basic                                  77,243,550        76,348,527
      Diluted                                78,217,961        77,568,861


                                                      (unaudited)
                                                    Nine Months Ended
                                                      September 30,
                                                 2004                2003

    Net Sales                              $379,430,532        $345,104,850

    Costs and Expenses
      Cost of Goods Sold                    222,388,833         201,621,876
      Engineering, Research &
       Development                           22,747,948          19,462,760
      Selling, General & Administrative      20,175,499          17,310,739
      Other Expense (Income)                 (9,816,848)         (8,370,527)

    Total Costs and Expenses                255,495,432         230,024,848

    Income Before Provision
     for Income Taxes                       123,935,100         115,080,002

    Provision for Income Taxes               39,910,000          37,400,000

    Net Income                              $84,025,100         $77,680,002

    Earnings Per Share
      Basic                                       $1.09               $1.02
      Diluted                                     $1.07               $1.01
    Weighted Average Shares:
      Basic                                  77,059,166          76,106,950
      Diluted                                78,373,511          77,067,148



                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                                 (unaudited)
                                                   Sept 30,          Dec 31,
                                                     2004             2003
    ASSETS
    Cash and Short-Term Investments             $474,884,724     $393,606,656
    Other Current Assets                         102,894,904       91,742,675

    Total Current Assets                         577,779,628      485,349,331

    Plant and Equipment - Net                    130,634,607      126,806,882
    Long-Term Investments and Other
     Assets                                      121,061,984      150,373,553

    Total Assets                                $829,476,219     $762,529,766


    LIABILITIES AND SHAREHOLDERS' INVESTMENT
    Current Liabilities                          $54,949,632      $50,480,480
    Long-Term Debt                                         0                0
    Deferred Income Taxes                         18,136,366       18,405,955
    Shareholders' Investment                     756,390,221      693,643,331

    Total Liabilities & Shareholders'
     Investment                                 $829,476,219     $762,529,766



                      AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                 (Thousands)

                                 Third Quarter          Nine Months Ended
                              Ended September 30,         September 30,
                           2004    2003   % Change    2004     2003   % Change
    Domestic Interior       932     913       2%     3,009    2,836       6%
    Domestic Exterior       403     434      -7%     1,311    1,293       1%
    Total Domestic Units  1,336   1,348      -1%     4,320    4,130       5%

    Foreign Interior      1,058     774      37%     3,262    2,378      37%
    Foreign Exterior        363     353       3%     1,157    1,036      12%
    Total Foreign Units   1,420   1,127      26%     4,419    3,414      29%

    Total Interior
     Mirrors              1,990   1,688      18%     6,271    5,215      20%
    Total Exterior
     Mirrors                766     787      -3%     2,468    2,329       6%
    Total Mirror Units    2,756   2,475      11%     8,739    7,544      16%


    Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.




SOURCE  Gentex Corporation
    -0-                             10/19/2004
    /CONTACT: Connie Hamblin of Gentex Corporation, +1-616-772-1800/ /Web site: http://www.gentex.com /
    (GNTX)

CO:  Gentex Corporation
ST:  Michigan
IN:  AUT
SU:  ERN CCA MAV